Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Phototron Holdings, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 9, 2011, relating to the consolidated financial statements of Phototron, Inc. as of December 31, 2010 and 2009 and for the years then ended which appear in Phototron Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2011.  We also consent to the reference to our Firm under the caption “Experts.”

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Los Angeles, California
June 8, 2011